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                                                                      EXHIBIT 12
                            NIPSCO INDUSTRIES, INC.

                      Ratio of Earnings to Fixed Charges
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                                                                                                                      Twelve
                                                                                                                      Months
                                                             Year Ended December 31,                                   Ended
                                   ----------------------------------------------------------------------------     September 30,
                                      1993            1994            1995            1996            1997             1998
                                   ------------    ------------    ------------    ------------    ------------     -------------
Earnings as defined in item
  503(d) of Regulation S-K:
  Income before interest
    charges.....................   $261,843,340    $272,678,294    $284,665,276    $287,877,630    $319,514,639     $329,007,136
  Adjustments-
    Federal income taxes........     89,021,967     100,320,953      95,676,572      80,626,310      97,010,863      109,958,328
    State income tax............     13,132,078      15,398,420      15,214,803      12,781,207      16,856,952       18,696,906
    Deferred investment tax
      credit, net...............     (7,446,643)     (6,499,242)     (7,515,362)     (7,407,813)     (7,375,636)      (7,372,012)
    Deferred income taxes, net..      2,122,294     (11,488,355)     (1,479,358)     21,125,012      (1,466,940)     (17,597,506)
    Federal and state income
      taxes included in other
      income....................     (5,537,170)    (16,332,753)     (2,698,478)       (206,820)        987,240       (3,967,131)
    Amortization of
      capitalized interest......              0         103,130         247,516         247,512               0                0
                                   ------------    ------------    ------------    ------------    ------------     ------------

                                   $353,135,866    $354,180,447    $384,110,969    $395,043,038    $425,527,118     $428,725,721
                                   ============    ============    ============    ============    ============     ============

Fixed charges as defined in
  item 503(d) of Regulation
  S-K:
  Interest on long-term debt....    $82,121,209     $78,292,155     $82,655,251     $84,254,716    $102,842,096     $110,946,258
  Other interest................      9,238,106      11,650,228      13,561,297      17,759,136      13,453,006       12,780,789
  Amortization of premium,
    reacquisition premium,
    discount and expense
    on debt, net................      3,582,624       3,897,151       4,401,658       4,605,471       4,718,120        4,612,157
  Interest portion of rent
    expense.....................      2,038,992       2,220,575       2,415,111       2,656,116       2,939,650        6,627,825
  Capitalized interest during
    period......................      4,654,887       2,145,182         234,613               0               0                0
                                   ------------    ------------    ------------    ------------    ------------     ------------

                                   $101,635,818     $98,205,291    $103,267,930    $109,275,439    $123,952,872     $134,967,029
                                   ============     ===========    ============    ============    ============     ============

Plus preferred  stock dividends:
  Preferred dividend
    requirements of subsidiary..    $10,341,006      $9,912,759      $9,046,207      $8,711,985      $8,691,457       $8,589,195
  Preferred dividend
    requirements factor.........           1.56            1.47            1.54            1.59            1.54             1.49
                                   ------------    ------------    ------------    ------------    ------------     ------------
  Preferred dividend
    requirements of subsidiary..     16,131,969      14,571,756      13,931,159      13,852,056      13,384,844       12,797,901
  Fixed charges.................    101,635,818      98,205,291     103,267,930     109,275,439     123,952,872      134,967,029
                                   ------------    ------------    ------------    ------------    ------------     ------------

                                   $117,767,787    $112,777,047    $117,199,089    $123,127,495    $137,337,716     $147,764,930
                                   ============     ===========    ============    ============    ============     ============

Ratio of earnings to fixed
  charges ......................           3.00            3.14            3.28            3.21            3.10             2.90
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